UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GEORGIA GULF CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	58-1563799
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

115 Perimeter Place, Suite 460
Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Preferred Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.                                                           Description of Registrant’s Securities to be Registered.

On August 10, 2009, the Board of Directors of Georgia Gulf Corporation approved an Amendment, dated as of August 10, 2009 (the “Amendment”), to the Amended and Restated Rights Agreement, dated as of December 5, 2000 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as successor rights agent.  The Amendment provides that no person or entity will become an “Acquiring Person” under the terms of the Rights Agreement solely as a result of the Company’s recapitalization and related transactions that were consummated on or about July 29, 2009, including the offers to exchange the Company’s then-outstanding 7.125% Senior Notes due 2013, 9.5% Senior Notes due 2014, and 10.75% Senior Subordinated Notes due 2016, for an aggregate of up to 32,050,000 shares of the Company’s convertible preferred stock and up to an aggregate of 1,430,000 shares of the Company’s common stock, and including the issuance of the convertible preferred stock and the issuance of the shares of common stock issuable upon conversion of the convertible preferred stock.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended.  Copies of the Rights Agreement and the Amendment are available free of charge from the Company.  The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, incorporated herein by this reference.

Item 2.                    Exhibits.

Exhibit Number	Exhibit

4.1

Amendment, dated as of August 10, 2009, to the Amended and Restated Rights Agreement, dated as of December 5, 2000 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, filed August 14, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GEORGIA GULF CORPORATION

By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President, General Counsel and
Secretary

Date:  August 14, 2009